
                              PULTE CORPORATION
      EXHIBIT 11 - STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                                 (Unaudited)
                    (000's omitted, except per share data)


                                                             Three Months Ended         Nine Months Ended
                                                                September 30,              September 30,
                                                             -------------------        -----------------
                                                             1997           1996        1997         1996
                                                             ----           ----        ----         ----
  Primary
     Net income....................................        $   19,710   $  127,631   $   35,820   $  152,905
                                                           ==========   ==========   ==========   ==========

     Weighted average common shares
        outstanding................................            21,137       23,944       21,930       25,467
     Common stock equivalents - stock  options.....               233          197          171          225
                                                           ----------   ----------   ----------   ----------

        Total  ....................................            21,370       24,141       22,101       25,692
                                                           ==========   ==========   ==========   ==========

     Net income per share..........................        $      .92   $     5.29   $     1.62   $     5.95
                                                           ==========   ==========   ==========   ==========

  Fully diluted
     Net income ...................................        $   19,710   $  127,631   $   35,820   $  152,905
                                                           ==========   ==========   ==========   ==========

     Weighted average common shares
        outstanding................................            21,137       23,944       21,930       25,467
     Common stock equivalents - stock options......               249          197          184          225
                                                           ----------   ----------   ----------   ----------

            Total..................................            21,386       24,141       22,114       25,692
                                                           ==========   ==========   ==========   ==========
     Net income per share..........................        $      .92   $     5.29   $     1.62   $     5.95
                                                           ==========   ==========   ==========   ==========


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


                                  SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                         PULTE CORPORATION




                                         /s/ MICHAEL D. HOLLERBACH
                                         ----------------------------------
                                         Michael D. Hollerbach
                                         Executive Vice President and
                                         Chief Financial Officer
                                         (Principal Financial Officer)


                                         /s/ VINCENT J. FREES
                                         ----------------------------------
                                         Vincent J. Frees
                                         Vice President and Controller
                                         (Principal Accounting Officer)

                                         Date: November 13, 1997



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